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                                                                      EXHIBIT 12


RATIO OF EARNINGS TO FIXED CHARGES
Union Pacific Corporation and Subsidiary Companies

Millions of Dollars, Except for Ratio                   2001         2000        1999      1998[a][b]      1997
-------------------------------------                 --------     --------    --------    ----------    --------
Earnings from continuing operations ..............    $    966     $    842    $    783     $   (633)    $    432
Undistributed equity earnings ....................         (48)          24         (45)         (44)         (37)
                                                      --------     --------    --------     --------     --------
   Total .........................................         918          866         738         (677)         395
                                                      --------     --------    --------     --------     --------
Income taxes .....................................         567          468         419          (63)         244
                                                      --------     --------    --------     --------     --------
Fixed charges:
   Interest expense including
     amortization of debt discount ...............         701          723         733          714          605
   Portion of rentals representing an interest
     factor ......................................          42          174         186          181          166
                                                      --------     --------    --------     --------     --------
   Total .........................................         743          897         919          895          771
                                                      --------     --------    --------     --------     --------
Earnings available for fixed charges .............    $  2,228     $  2,231    $  2,076     $    155     $  1,410
                                                      --------     --------    --------     --------     --------
Fixed charges as above ...........................    $    743     $    897    $    919     $    895     $    771
                                                      --------     --------    --------     --------     --------
Ratio of earnings to fixed charges ...............         3.0          2.5         2.3          0.2          1.8
                                                      --------     --------    --------     --------     --------

[a] Excluding the impact of the one-time goodwill charge of $547 million pre- and after-tax in 1998, the ratio of earnings to fixed charges would have been 0.8.

[b]  1998 earnings were inadequate to cover fixed charges by $740 million.